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Exhibit 10.71

January 15, 2004

VIA PERSONAL DELIVERY

James E. Pennington, M.D.
4 Toledo Drive
Lafayette, CA 94599

Dear Jim:

This letter sets forth the substance of the separation agreement (the "Agreement") that InterMune, Inc. (the "Company") is offering to you to aid in your employment transition.

        1.    Separation.    Your last day of employment with the Company will be January 31, 2004 (the "Separation Date").

        2.    Accrued Salary and Paid Time Off.    On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

        3.    Severance Benefits.

        (a)    Salary.    Under your offer letter with the Company, dated November 27, 2000 (the "Offer Letter"), you are entitled to the continuation of your base salary for a period of six months after your termination other than for cause. In further consideration of the rights and obligations under this Agreement, the Company has decided to give you an additional three months of severance and to pay the severance in a lump-sum. Thus, the Company will make one severance payment to you within seven days after the Effective Date, in an amount equal to: (i) $232,500.06 (nine months of your gross base salary in effect on the Separation Date), minus (ii) standard payroll deductions and withholdings; provided, however, that such deductions and withholdings shall not include any deductions for 401(k) account contributions.

        (b)    Bonus.    After the executive officer bonuses are determined for year-end 2003, in accordance with the Company's standard practices, the Company will pay you an amount equal to the executive bonus you would have received if you were employed by the Company on the bonus distribution date. Such year-end 2003 bonus will be consistent with the bonus levels granted to all Company employees from the available bonus pool.

        4.    Health Insurance.    To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. As part of this Agreement, the Company will pay the premiums necessary to continue your current health, dental and vision insurance coverage through the earlier of (a) October 31, 2004, or (b) your employment start date with another employer which provides group health insurance.

        5.    Stock Options.    You were granted an option to purchase shares of the Company's common stock, pursuant to the governing Stock Option Agreements and the Company's 2000 Equity Incentive Plan (the "Plan"). Under the terms of the Plan and your Stock Option Agreements, 143,747 of your options will have vested as of the Separation Date, and under the Offer Letter, you are entitled to continued vesting for an additional six months after the Separation Date. At your request, and in consideration for the payment to you within seven days after the Effective Date, in addition to those payments set forth above, of $38,750.01 (representing six weeks' salary), minus withholdings: (a) you hereby waive any right to continued vesting under the Offer Letter, and (b) you and the Company agree that your Stock Option Agreements are hereby amended to provide that all vested and unvested stock options granted to you shall immediately terminate, become unexercisable and expire as of the Separation Date.

        6.    Outplacement.    After the Effective Date, the Company will pay Spherion Corporation or a comparable outplacement firm an amount equal to $7,500 for executive outplacement assistance to be provided to you.

        7.    Legal Expenses.    The Company will reimburse you after the Effective Date for reasonable legal fees and related expenses incurred by you in connection with the review and negotiation of this Agreement, in an aggregate amount not to exceed $1,500.

        8.    Other Compensation or Benefits.    You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

        9.    Expense Reimbursements.    Within five (5) days of the Separation Date, you will have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

        10.    Return of Company Property.    Within five (5) days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

        11.    Proprietary Information Obligations.    Both during and after your employment, you acknowledge and will abide by all of your continuing obligations under your Proprietary Information and Inventions Agreement, including your obligation not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

        12.    Confidentiality.    The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

        13.    Nondisparagement.    You agree not to disparage the Company or its officers, directors, employees, stockholders and agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation. The Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to your business reputation, or personal reputation. Notwithstanding the foregoing, it shall not violate the provisions of this Section 13 for you or the Company to respond accurately and fully to any question, inquiry, or request for information when required by legal process.

        14.    Cooperation.    You agree to assist the Company in every proper way with any pending or threatened litigation in which you may have factual knowledge relevant to the matter. You agree to assist the Company by attending meetings, preparing and signing affidavits, attending informal interviews, providing deposition or trial testimony, and other similar acts as requested by the Company. You acknowledge and agree that you are expected only to provide truthful and accurate information and testimony in connection with your obligations as set forth in this Paragraph 13. You further agree to assist the Company with any transitional matters relating to the termination of your employment by making yourself available by telephone as reasonably requested by the Company.

        15.    Release.

        (a)    Release by You.    In exchange for the benefits you are receiving under the terms of this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), or the California Fair Employment & Housing Act. Notwithstanding the release in the preceding sentence, (i) you are not waiving your right to enforce the provisions of this Agreement, and (ii) the Company will defend and indemnify you for all claims and damages brought against you arising from your employment with the Company, to the fullest extent permitted by law and the Company's bylaws.

        (b)    Release by the Company.    In exchange for the consideration under this Agreement, the Company hereby releases you of and from any and all claims or potential claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions that arose within the course and scope of your employment, prior to or on the date you sign this Agreement. Notwithstanding the release in the preceding sentence, the Company is not waiving its rights to enforce the provisions of this Agreement.

        16.    Waiver Of Unknown Claims.    In giving its release, which includes claims that may be unknown to a party to this agreement at present, each party acknowledges that he or it has read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." Each party expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the party's release of claims herein, including but not limited to the party's release of any unknown or unsuspected claims he or it may have against the other party.

        17.    ADEA Waiver.    You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled. You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company ("Effective Date").

        18.    Arbitration.    To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum). Any arbitration proceeding pursuant to this Agreement shall be conducted by Judicial Arbitration and Mediation Services, Inc. ("JAMS") in San Francisco, California, under the then-existing JAMS rules. The prevailing party in such arbitration proceedings shall be entitled to recover from the other party reasonable attorneys' fees, arbitration expenses and other recoverable costs incurred in connection with such arbitration proceeding. Nothing in this Agreement shall prevent either party from seeking to obtain injunctive relief in court to preserve the status quo or prevent irreparable harm pending the conclusion of any such arbitration.

        19.    Miscellaneous.    This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. This Agreement fully incorporates any relevant provisions of and supersedes the Offer Letter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the originals of both to me.

I wish you good luck in your future endeavors.

Sincerely,

InterMune, Inc.

By:	/s/ STEPHEN N. ROSENFIELD Stephen N. Rosenfield Executive Vice President of Legal Affairs

Exhibit A—Proprietary Information and Inventions Agreement

Accepted and Agreed:

/s/ JAMES E. PENNINGTON 1-15-04 James E. Pennington, MD

Exhibit A
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

INTERMUNE PHARMACEUTICALS, INC.

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

        In consideration of my employment or continued employment by INTERMUNE PHARMACEUTICALS, INC. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.     NONDISCLOSURE

        1.1    Recognition of Company's Rights; Nondisclosure.    At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

        1.2    Proprietary Information.    The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

        1.3    Third Party Information.    I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

        1.4    No Improper Use of Information of Prior Employers and Others.    During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.     ASSIGNMENT OF INVENTIONS.

        2.1    Proprietary Rights.    The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

        2.2    Prior Inventions.    Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

        2.3    Assignment of Inventions.    Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

        2.4    Nonassignable Inventions.    This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

        2.5    Obligation to Keep Company Informed.    During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

        2.6    Government or Third Party.    I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

        2.7    Works for Hire.    I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

        2.8    Enforcement of Proprietary Rights.    I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

        2.9    Records.    I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

        2.10    Additional Activities.    I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

        2.11    No Conflicting Obligation.    I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

        2.12    Return of Company Documents.    When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

        2.13    Legal and Equitable Remedies.    Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

        2.14    Notices.    Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

        2.15    Notification of New Employer.    In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

3.     GENERAL PROVISIONS.

        3.1    Governing Law; Consent to Personal Jurisdiction.    This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

        3.2    Severability.    In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

        3.3    Successors and Assigns.    This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

        3.4    Survival.    The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

        3.5    Employment.    I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

        3.6    Waiver.    No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

        3.7    Entire Agreement.    The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

        This Agreement shall be effective as of the first day of my employment with the Company, namely:                , 19    .

        I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

/s/ JAMES E. PENNINGTON (Signature)
James E. Pennington (Printed Name)
Address:	4 Toledo Drive Lafayette, CA 94549
Dated:	Dec 11, 2000

Accepted and Agreed To:

INTERMUNE PHARMACEUTICALS, INC.

By:	/s/ MIREYA ONO
Title:	Sr. Manager, HR
Address:	3294 West Bayshore Road Palo Alto, CA 94303
Dated:	12/11/00

Exhibit A

LIMITED EXCLUSION NOTIFICATION

        This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

  1.
  Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

  2.
  Result from any work performed by you for the Company.

        To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

        This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

        I acknowledge receipt of a copy of this notification.

By:	/s/ JAMES E. PENNINGTON (PRINTED NAME OF EMPLOYEE)
	Date:	Dec 11, 2000

WITNESSED BY:
/s/ MIREYA ONO (PRINTED NAME OF REPRESENTATIVE)

A-1

Exhibit B

TO:	INTERMUNE PHARMACEUTICALS, INC.
FROM:	/s/ James E. Pennington
DATE:	Dec 11, 2000
SUBJECT:	Previous Inventions

        1.     Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by INTERMUNE PHARMACEUTICALS, INC. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements.
☐	See below:

☐    Additional sheets attached.

        2.     Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.
☐	Additional sheets attached.

QuickLinks

  Exhibit 10.71
Exhibit A PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT INTERMUNE PHARMACEUTICALS, INC. EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
Exhibit A LIMITED EXCLUSION NOTIFICATION
Exhibit B